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                                  EXHIBIT 12.01



                       STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)



                                                           Year Ended December 31:

                                             1997       1996      1995       1994      1993 (1)
                                            ------     ------    ------     ------    ------

HISTORICAL INFORMATION

Earnings:

Income (Loss) from Continuing Operations
   before Income Taxes                       $17.7     $60.9     $104.6     $14.7     $(45.7)

Interest Expense (Excluding Amounts
   Capitalized)                               23.6      37.9       49.8      56.0       54.6

Amortization of Previously
   Capitalized Interest Expense                0.4       0.4        0.4       0.3        0.2
                                             -----     -----     ------     -----     ------

     Total Earnings                          $41.7     $99.2     $154.8     $71.0     $  9.1
                                             =====     =====     ======     =====     ======


Fixed Charges:

Interest Expense (Excluding Amounts
   Capitalized)                               23.6      37.9       49.8      56.0       54.6

Capitalized Interest                           0.9       0.6        1.5       1.2        0.4
                                             -----     -----     ------     -----     ------

    Total Fixed Charges
         Including Capitalized Interest       24.5      38.5       51.3      57.2       55.0
                                             =====     =====     ======     =====     ======

Ratio of Earnings to Fixed Charges             1.7x      2.6x       3.0x      1.2x       0.2x
                                             =====     =====     ======     =====     ======



(1) Earnings were inadequate to cover fixed charges in 1993. The coverage deficiency for 1993 was $45.9 million.


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